                                    AGREEMENT


                                     BETWEEN


                           NORD RESOURCES CORPORATION


                                       AND


                             MIL (INVESTMENTS) S.A.




                                 APRIL 15, 1996




THE SECURITIES TO WHICH THIS AGREEMENT RELATES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("1933 ACT") AND MAY NOT BE OFFERED, SOLD OR DELIVERED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON (AS DEFINED HEREIN) PRIOR TO THE FORTY-FIRST DAY AFTER THE CONVERSION DATE REFERRED TO HEREIN.

                                TABLE OF CONTENTS
                                                                          PAGE #

1.   THE LOAN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

2.   1933 ACT - REGULATION S.. . . . . . . . . . . . . . . . . . . . . .   3

3.   ANNUAL STOCKHOLDER MEETING. . . . . . . . . . . . . . . . . . . . .   4

4.   INFORMATION FOR PROXY STATEMENT.. . . . . . . . . . . . . . . . . .   5

5.   REGISTRATION RIGHTS.. . . . . . . . . . . . . . . . . . . . . . . .   5

7.   REPRESENTATIONS AND WARRANTIES OF NRC.. . . . . . . . . . . . . . .   6

8.   REPRESENTATIONS AND WARRANTIES OF LENDER. . . . . . . . . . . . . .  10

9.   DELIVERIES OF NRC; LOAN CONVERSION. . . . . . . . . . . . . . . . .  12

10.  OBLIGATIONS OF LENDER . . . . . . . . . . . . . . . . . . . . . . .  15

11.  INDEMNITY; SURVIVAL.  . . . . . . . . . . . . . . . . . . . . . . .  16

12.  PUBLIC ANNOUNCEMENTS. . . . . . . . . . . . . . . . . . . . . . . .  18

13.  BROKERS AND FINDERS.. . . . . . . . . . . . . . . . . . . . . . . .  18

14.  ASSIGNABILITY.  . . . . . . . . . . . . . . . . . . . . . . . . . .  19

15.  GOVERNING LAW; CONSENT TO JURISDICTION. . . . . . . . . . . . . . .  19

16.  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . .  20

17.  BINDING EFFECT. . . . . . . . . . . . . . . . . . . . . . . . . . .  20

18.  NOTICES.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

19.  FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . . . . . .  21

20.  SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

21.  NO THIRD PARTY BENEFICIARIES. . . . . . . . . . . . . . . . . . . .  22

22.  HEADINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

23.  COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                                A G R E E M E N T

     AGREEMENT ("Agreement") made this 15th day of April, 1996, by and between NORD RESOURCES CORPORATION, a Delaware corporation ("NRC" or the "Company"), having its principal place of business at 8150 Washington Village Drive, Dayton, Ohio 45458 and MIL (INVESTMENTS) S.A., a Luxembourg corporation (the "Lender"), having is principal place of business at Boulevard Royal 25B, L-2449, Luxembourg, Luxembourg.

     WHEREAS, NRC is a public company with its shares of common stock, $.01 par value ("NRC Shares"), listed on the New York Stock Exchange ("NYSE"); and

     WHEREAS, NRC desires to borrow from Lender, and Lender desires to loan to NRC, the sum of $2,100,000 (the "Loan"), subject to the terms and conditions set forth herein; and

     WHEREAS, NRC and Lender desire to set forth herein their other agreements and understandings.

     NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NRC and Lender hereby agree as follows:

     1. THE LOAN.  (a) Lender hereby agrees to make the Loan to NRC and NRC
hereby agrees to borrow the amount of the Loan.   The Loan has been made to
NRC's account at National City Bank, Dayton, Ohio, ABA# 042 200 279 (Account No. 767806130) simultaneously with the execution and delivery of this Agreement, receipt of which is acknowledged by NRC, and NRC has executed an unsecured promissory note in favor of Lender ("Note") evidencing the Loan, the form of Note being annexed hereto as EXHIBIT A. Lender hereby acknowledges receipt of the Note. The Note provides that, if not converted as described below, it will bear interest at the rate of seven (7%) percent per annum, with the principal and interest due and payable in full on April 15, 1997. Interest on the Loan will accrue from the date of issuance, until paid, unless the Loan is converted pursuant hereto. The Note provides that, in the event that the stockholders of NRC (the "Stockholders") at the next annual meeting of Stockholders, approve ("Stockholder Approval") the conversion of the Loan into NRC Shares ("Loan Conversion"), as required under Rule 312.00 of NYSE, and the NYSE approves ("NYSE Approval") the listing of the Conversion Shares (as defined below), the Loan, immediately upon the latter of such Stockholder Approval or NYSE Approval, as the case may be, will be converted into 840,000 NRC Shares ("Conversion Shares") and the Loan, including all accrued interest thereon, will be
cancelled.   The Loan Conversion will occur on the Conversion Date (as defined under Section 9(b) below), provided that in no event shall the Conversion Date
be later than April 15, 1997.   All references hereinafter to the "Conversion
Shares" assume that the Loan Conversion has taken place in accordance with the terms of this Section 1 and Section 9(b).

          (b) All amounts paid, transferred or issued to Lender pursuant to this Agreement and the Note (including, without limitation in connection with the Loan Conversion) shall be made free and clear of, and without any deduction or withholding on account of, taxes imposed by the United States of America. If NRC is required to make any deduction or withholding on account of any such tax, then;

               (i) the amount to be paid, transferred or issued to Lender shall be increased to the extent necessary to ensure that after the making of that deduction or withholding, Lender receives on a net after tax basis what it would have received had no such withholding been required or made;

               (ii) NRC shall indemnify Lender on an after tax basis against any such tax and all claims, liabilities and related costs and expenses of Lender in connection with the imposition or assertion of any such tax; and

               (iii) Notwithstanding anything to the contrary contained in this Section 1(b), if the Note is assigned in whole or in part and such deduction or withholding is required from the amount to be paid, transferred or issued pursuant to this Agreement or the Note (including, without limitation, in connection with the Loan Conversion) to the assignee whereas it would not have been required had it been paid, transferred or issued to the original Lender, the provisions of this Section 1(b) shall not apply.

     2.   1933 ACT - REGULATION S.

          (a) The Conversion Shares are being offered and, if issued, will be sold in an offshore transaction pursuant to Regulation S ("Regulation S") promulgated by the Securities and Exchange Commission ("SEC") under the 1933 Act.

          (b)  The Conversion Shares have not been and will not be registered
under the 1933 Act, except as provided for in Section 5 below.   Lender
acknowledges and agrees that from the Conversion Date until the forty-first
(41st) day after the Conversion Date (the "Restricted Period"), the Conversion Shares may not be offered, sold or delivered within the United States or to, or for the account or benefit of, any U.S.Person (as defined in Rule 902(o) promulgated by the SEC under the 1933 Act), unless the Conversion Shares are registered under the 1933 Act, or an exemption from the registration requirements of the 1933 Act is available.

          (c) Certificates representing the Conversion Shares during the Restricted Period will contain a restrictive legend, the form of which is annexed hereto as EXHIBIT B, prohibiting the offer, sale or delivery of the Conversion Shares within the United States or to, or for the account or benefit of, any U.S. Person during the Restricted Period.

     3. ANNUAL STOCKHOLDER MEETING. (a) NRC agrees to use its best efforts to take all actions necessary to hold its annual meeting of Stockholders ("Annual Meeting") on June 4, 1996, or the earliest possible date thereafter which provides at least thirty (30) days between proxy mailing and the meeting date ("Meeting Date"), and to use its best efforts to obtain Stockholder Approval at such meeting or any adjournment thereof. Such actions shall include, without limitation, soliciting proxies for approval of the Loan Conversion and, in connection therewith, recommending that Stockholders vote in favor of the proposal seeking such approval. The Board of Directors of NRC have heretofore unanimously approved the transactions contemplated under this Agreement, including the Loan Conversion, and has unanimously resolved to
recommend approval of the Loan Conversion by NRC's Stockholders.   NRC agrees to
set the record date for the annual meeting for April 16, 1996.   The parties
acknowledge and understand that NRC must submit a preliminary proxy statement to the SEC for review, which NRC intends to do within two (2) business days after the date of this Agreement.

          (b) During the period from the date hereof and continuing until the Meeting Date or any adjournment or postponement thereof, NRC shall not (i) offer, sell, contract to sell or otherwise issue or dispose of any NRC Shares or any other securities of NRC, and any other securities that are convertible into or exchangeable for or that represent the right to receive NRC Shares or any other securities of NRC (other than pursuant to existing warrants, options and other convertible securities as set forth in the Form 10-K), or (ii) announce or effect any stock split, stock dividend, stock combination, reverse stock split, stock reclassification or reorganization with respect to NRC Shares or any other security of NRC.

     4. INFORMATION FOR PROXY STATEMENT. Concurrently herewith, Lender shall provide information regarding its principals and affiliates as well as its nominees to the Board (as provided for in the Stock Agreement (as defined below)) to NRC and such other information as NRC shall reasonably request (consistent with applicable SEC disclosure requirements) so that NRC can include such information in its proxy statement (the information so provided being referred to as the "Lender Proxy Information").

     5. REGISTRATION RIGHTS. NRC hereby grants to Lender the registration rights and "piggy-back registration rights" regarding the Conversion Shares as set forth on EXHIBIT C annexed hereto, all of which are incorporated herein by reference.

     6.   NEW YORK STOCK EXCHANGE.

          (a) NRC covenants and agrees to make application to list the Conversion Shares with the NYSE immediately after Stockholder Approval has been obtained.

          (b) Promptly following the date hereof, NRC, in conjunction with counsel for Lender, shall request in writing that the NYSE confirm that the 3,160,000 NRC Shares ("Other Shares") issued to Lender by NRC pursuant to that certain Stock Purchase and Sale Agreement dated April 15, 1996 ("Stock Agreement") may be voted by Lender at the Annual Meeting in favor of the Share Conversion. Unless the NYSE objects to the Lender voting its Other Shares, Lender shall vote the Other Shares in favor of the Share Conversion.

     7. REPRESENTATIONS AND WARRANTIES OF NRC. NRC hereby represents and warrants to Lender as of the date hereof, and, except as to subsections (d),
(g), (h) and (i) below, as of the Conversion Date, as follows:


          (a) NRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as now being conducted and to own or lease the assets and properties it now owns or holds under lease.

          (b) NRC has full corporate power and authority to execute and deliver this Agreement and to execute the Note and, subject to obtaining the Stockholder Approval and NYSE Approval, to issue the Conversion Shares and to consummate the transactions contemplated on its part hereby.

          (c) Prior to the date hereof, the Board of Directors of NRC has duly approved this Agreement and the Note and has duly authorized the execution and delivery of this Agreement and the Note and the consummation of the transactions contemplated hereby. This Agreement and the Note have been duly executed and delivered by NRC and constitute the legal, valid and binding obligations of NRC enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity
               principles (collectively, the "Enforceability Exceptions").   The
               Conversion Shares have been duly authorized by NRC and, subject to the satisfaction of the conditions set forth in Section 9(b) below, will be validly issued, fully paid and nonassessable.

          (d) The authorized capital stock of NRC consists of 25,000,000 NRC Shares, 15,838,408 NRC Shares being issued and outstanding as of the date hereof (which amount is being increased concurrently herewith by the Other Shares) and 1,915,113 NRC Shares being reserved for issuance upon the exercise of currently outstanding options, warrants and other securities convertible into NRC Shares, all of which are described in the Form 10-K (as defined below). All of the issued and outstanding NRC Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed in the Form 10-K, as of the date of this Agreement, there are no preemptive rights, options, warrants, calls, commitments or agreements of any nature to which the Company or any subsidiary or affiliate is a party or by which any of them is bound calling for the issuance or sale of shares of any class of capital stock of NRC or securities convertible into or exchangeable for shares of such capital stock. As of the date of this Agreement, neither the Company nor any of its subsidiaries or affiliates is a party to or otherwise bound by any agreement, instrument or commitment for the issuance, purchase or repurchase of any shares of capital stock of the Company, or entitled to the benefit of any option, right of first refusal or other elective privilege to purchase any shares of capital stock of the Company. Neither NRC nor any of its subsidiaries or affiliates has heretofore granted to any person
               (i) the right to cause NRC to register any NRC Shares beneficially owned by such person under the 1933 Act or (ii) the right to include any NRC Shares beneficially owned by such person in any registration statement filed by NRC under the 1933 Act.

          (e) Neither the execution and delivery of this Agreement or the Note by NRC, nor the consummation of the transactions contemplated herein or therein, will, with or without notice and/or the passage of time, or both, (i) violate or result in a breach of or constitute a default under NRC's certificate of incorporation or by-laws,
               (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public or governmental body, agency or authority applicable to the Company or any subsidiary or affiliate of the Company or by which any of their respective properties or assets may be bound, the violation of which could result in or reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of NRC and its subsidiaries, taken as a whole ("Material Adverse Effect"), (iii) require any filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any public or governmental body, agency or authority, the failure of which could result in a Material Adverse Effect, or (iv) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage or other evidence of indebtedness, indenture, license, permit, concession, agreement or other instrument or obligation to which the Company or any subsidiary or affiliate is a party, or by which any of them or any of their respective properties or assets may be bound, which could result in a Material
               Adverse Effect.

          (f) Subject to Stockholder Approval, NYSE Approval and compliance with Section 9(b) below, NRC has the absolute right, power, and authority to sell the Conversion Shares so as to vest in Lender complete and absolute title to the Conversion Shares free and clear of any lien, encumbrance, charge or claim and to execute, deliver and carry out the terms and provisions of this Agreement
               without the approval or consent of any third party.   At the
               Conversion Closing (as defined below), the Company will deliver to the Lender good and valid title to the Conversion Shares, free and clear of all liens, security interests, options, charges, beneficial interests, claims and encumbrances of any kind, except for restrictions on transfer imposed by this Agreement and under applicable securities laws.

          (g) NRC has delivered to Lender a copy of its Annual Report on Form 10-K for the year ending December 31, 1995 (including exhibits and any amendments thereto) filed with the SEC ("Form 10-K"). As of their respective dates, neither the Form 10-K nor, to the best of knowledge of the executive officers of NRC, any other securities law filing made by NRC with the SEC since January 1, 1994, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading in any material respect. Except as disclosed in the Form 10-K, since December 31, 1995, (i) there has not been any change, or any development involving a prospective change, which has had or could reasonably be expected to have a Material Adverse Effect, (ii) NRC and its subsidiaries have conducted their business only in, and have not engaged in any transaction other than in the ordinary course and consistent with past practices prior to such date, and (iii) there has been no material change in any accounting principles or practices of NRC. Other than the business of NRC disclosed in the Form 10-K, NRC is not engaged in any other business that is material to its financial condition or results of operations. The Form 10-K discloses all defaults under contracts, agreements and instruments to which NRC or its subsidiaries are a party, where such defaults could have a Material Adverse Effect.

          (h) There are no suits, actions, claims, proceedings or investigations pending or, to the best knowledge of the Company, threatened against, relating to or involving the Company or any subsidiary or affiliate of the Company or any properties or rights of the Company or any subsidiary or affiliate, before any court, arbitrator or administrative or governmental body, domestic or foreign, which if adversely determined would have a Material Adverse Effect. There are no such suits, actions, claims, proceedings or investigations pending or, to the best knowledge of the Company, threatened challenging the validity or propriety of the transactions contemplated by this Agreement.

          (i) Neither the Company nor any subsidiary or affiliate of the Company is in violation of or in default in any respect under, the applicable statutes, ordinances, rules, regulations, orders or decrees of all federal, state, local and foreign governmental bodies, agencies and authorities having, asserting or claiming jurisdiction over any of them or over any part of their operations or assets, except for such violations and defaults which individually or in the aggregate would not have a Material Adverse Effect.

          (j) The Company is not an investment company, or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

          (k)  The Company is a "reporting company" as defined in Rule 902 of

               Regulation S. The Company is in full compliance with all filing obligations under Section 13 of the Securities Exchange Act of 1934 as amended ("1934 Act"). The Company has not offered the Conversion Shares to any person in the United States, any identifiable groups of U.S. citizens abroad, or to any U.S. Person. In connection with the transactions contemplated by this Agreement, the Company has not conducted any "directed selling efforts", as that term is defined in Rule 902 of Regulation S, nor has the Company conducted any general solicitation relating to the offer and sale of the Conversion Shares to persons resident within the United States or elsewhere.

          (l) The transactions contemplated hereby do not effect a "change of control" under any material agreement to which NRC or any of its subsidiaries or affiliates is a party.


     8. REPRESENTATIONS AND WARRANTIES OF LENDER. Lender hereby represents and warrants to NRC as of the date hereof and as of the Conversion Date, as follows:

          (a) Lender is a corporation duly organized, validly existing and in good standing under the laws of Luxembourg and has full corporate power and authority to conduct its business as now being conducted and to own or lease the assets and properties it now owns or holds under lease.

          (b) Lender has full corporate power and authority to execute and deliver this Agreement and to make the Loan and to consummate the transactions contemplated on its part hereby.

          (c) The Board of Directors (or equivalent) of the Lender has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Lender and constitutes the legal, valid and binding obligations of Lender enforceable in accordance with its terms, subject to the Enforceability Exceptions.

          (d) Neither the execution and delivery of this Agreement by Lender, nor the consummation of the transactions herein contemplated, will, with or without notice and/or the passage of time, or both, (i) violate or result in a breach of or constitute a default under its organizational documents, (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public or governmental body, agency or authority applicable to the Lender or by which its properties or assets may be bound, the violation of which could result in or reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Lender and its subsidiaries, taken as a whole ("MIL Material Adverse Effect"), (iii) require any filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any public or governmental body, agency or authority, the failure of which could result in a MIL Material Adverse Effect, or (iv) result in violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage or other evidence of indebtedness, indenture, license, permit, concession, agreement or other instrument or obligation to which the Lender is a party, or by which it or its properties or assets may be bound, which could result in a MIL Material Adverse Effect.

          (e) The Lender is neither a U.S. Person nor a Distributor (as defined in Regulation 902(c) promulgated by the SEC under the 1933 Act).

          (f) Lender was outside of the United States at the time the offer to sell the Conversion Shares was made to the Lender and the Lender was outside the United States at the time the Lender executed this Agreement and will be outside the United States on the Conversion Date. The offer to sell the Conversion Shares was directly communicated to the Lender. At no time was the Lender presented with or solicited by any leaflets, newspaper or magazine article, radio or television advertisement or any other form of general advertising or solicited or invited to attend a promotional meeting.

          (g) The Lender has been advised that the sale of the Conversion Shares to the Lender has not been registered under the 1933 Act or registered or qualified under state securities laws, and that, until the expiration of the Restricted Period, the Conversion Shares may not be offered, sold or delivered in the United States or to, or for the account or benefit of, any U.S. Person unless the Conversion Shares are registered under the 1933 Act or an exemption from the registration requirements of the 1933 Act is available. The Lender acknowledges that no representation, warranty or guaranty, express or implied, has been given to the Lender by NRC or any officer, director, agent, or employee of, legal counsel to, or any other person connected with, NRC regarding the availability at any time of an exemption from registration under the 1933 Act for any offer, sale or other transfer or disposition of the Conversion Shares by the Lender; and the Lender further understands and agrees that the availability of any such exemption from registration must be determined solely by the Lender and the Lender's own legal counsel based on the particular facts and circumstances existing at the time of the proposed transaction.

          (h) The Lender has not offered or sold, and agrees that it will not offer or sell, any Conversion Shares directly or indirectly in the United States or to, or for the benefit, or account of, any U.S. Person prior to the expiration of the Restricted Period, unless the offer and sale of such Conversion Shares is registered under the 1933 Act and any applicable state securities laws, or exemptions from the registration requirements thereof are available; and that, thereafter, such Conversion Shares may be offered or sold in the United States or to, or for the account or benefit of, any U.S. Person only in compliance with the registration requirements of the 1933 Act and any applicable State Act, or pursuant to available exemptions from such registration requirements, or pursuant to the requirements of Regulation S. The Lender further represents and warrants that it will not, through any short sale, long sale or other hedging transaction, engage in any transaction with the Conversion Shares prior to the expiration of the Restricted Period which would reduce the Lender's risk of ownership or investment in the Conversion Shares.

          (i) Lender has received from NRC the Form 10-K and has had access to the books and records, officers, employees and properties of NRC and its subsidiaries and affiliates and has conducted its own due diligence in connection with the transaction contemplated by this Agreement.


          (j) The Lender Proxy Information does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading in any material respect.


     9.   DELIVERIES OF NRC; LOAN CONVERSION.   (a) Concurrently herewith, NRC
shall
deliver to Lender the following:

          (i)    An original executed Note;

          (ii) A secretary's certificate, certifying resolutions of the Board which, among other things, approve the execution and delivery of this Agreement, the actions required under Section 3 hereof and the carrying out of the transactions contemplated hereby; and

          (iii) an opinion of Spitzer & Feldman P.C., counsel to NRC, in form and substance acceptable to Lender.

     (b) The provisions of this Section 9(b) shall govern the procedures whereby the Loan Conversion shall take place.

          (i) NRC shall provide written notice to Lender of the date on which the latter of the Stockholder Approval or the NYSE Approval occurs. Such notice shall establish the time and place (the "Conversion Closing") at which the following deliveries shall be made by the parties, all of which shall be effected in a manner consistent with the requirements of Regulation S.


     (A) NRC. NRC shall make the following deliveries to Lender at the Conversion Closing:

          (1) An original executed and issued stock certificate registered in the name of Lender and representing the Conversion Shares, which shall contain the legend set forth in EXHIBIT A hereto;

          (2) A certificate, duly executed by the Chairman, Senior Vice President-Finance or Secretary of NRC as to the absence of any Event of

               Default (as defined in the Note); and

          (3) Evidence reasonably satisfactory to Lender and its counsel that Stockholder Approval and NYSE Approval have been obtained.

     (B) LENDER. Lender shall deliver the original executed Note, duly marked "cancelled" to NRC at the Conversion Closing.

          (ii) Upon satisfaction by each party of the foregoing conditions and deliveries, the Loan Conversion shall be deemed to have occurred without the need for any further action by either party. The date on which such Loan Conversion shall occur is referred to herein as the "Conversion Date". Notwithstanding anything to the contrary herein, if an Event of Default shall have occurred on or prior to the Conversion Date, the Loan Conversion shall not occur unless Lender provides a further written notice to NRC at the Conversion Closing pursuant to which Lender elects to proceed with the Loan Conversion notwithstanding such Event of Default.

          (iii) NRC represents and warrants that no instructions restricting the free transferability of the Conversion Shares have been, and NRC covenants and agrees that no such restrictions will be, lodged with the transfer agent for the NRC Shares, other than a "stop transfer" instruction to remain in force only until the end of the Restricted Period for resales into the United States or to, or for the account or benefit of, any U.S. Person, and that such Conversion Shares shall otherwise be freely transferable on the books and records of NRC and such transfer agent. Upon surrender of the initial certificates representing the Conversion Shares to NRC after expiration of the Restricted Period, NRC shall promptly instruct its transfer agent to issue one or more replacement certificates representing the Conversion Shares without any restrictive legends thereon or "stop transfer" instructions applicable thereto, in the name of Lender and in such denominations as Lender shall specify.
Nothing herein, however, shall affect in any way Lender's obligations and agreements to comply with all securities laws upon resale of the Conversion Shares.

     (c) The parties hereto acknowledge and agree that the failure of either party to comply timely with its obligations and agreements under Section 9(b) of this Agreement will cause irreparable harm and injury to the other party for which there is no adequate remedy at law. Therefore, either party, in addition to any rights and/or remedies it may have at law, may specifically enforce the terms and provisions of Section 9(b) of this Agreement.

     (d) NRC hereby covenants and agrees to reserve, out of its authorized but unissued share capital, a total of 840,000 NRC Shares, unless and until (i) the rejection by the Stockholders of the Loan Conversion, (ii) the refusal of the NYSE to list the Conversion Shares, or (iii) the election by Lender to not proceed with conversion following an Event of Default.


     10. OBLIGATIONS OF LENDER. Concurrently herewith, Lender shall deliver to NRC the following:

          (a) The Loan by wire transfer of federal funds to the account identified in Section 1 above by NRC; and

          (b) A secretary's certificate certifying the resolutions of the board of directors of Lender which, among other things approve the execution and delivery of this Agreement and the carrying out of the transactions contemplated hereby.

     11.  INDEMNITY; SURVIVAL.

          (a) NRC hereby agrees to indemnify, defend, save and hold Lender harmless from and against any and all damage, liability, loss, expense, assessment, judgment or deficiency of any nature whatsoever (including, without limitation, reasonable attorneys' fees, other costs and expenses incident to any suit, action or proceeding) (collectively, "Losses") incurred or sustained by Lender which arise out of or result from any breach of any representation, warranty or covenant of NRC contained herein; PROVIDED HOWEVER, that the indemnity with respect to any representation and warranty shall terminate as of the first date, if any, on which such representation or warranty ceases to survive pursuant to subsection (d) hereof.

          (b) Lender hereby agrees to indemnify, defend, save and hold NRC harmless from and against any and all Losses incurred or sustained by NRC which arise out of or result from any breach of any representation, warranty or covenant of Lender contained herein; provided, however, that the indemnity with respect to any representation and warranty shall terminate as of the first date, if any, on which such representation or warranty ceases to survive pursuant to subsection (d) hereof.


          (c)(i) Promptly after the assertion of any claim or the commencement of any action or proceeding with respect to any Loss for which indemnity is provided pursuant to this Section, the party seeking such indemnification shall notify the indemnifying party of such assertion or proceeding; provided, however, that the failure promptly to give such notice shall not affect any indemnified party's rights hereunder except to the extent that such failure shall adversely affect any indemnifying party or its rights hereunder in any material respect. The indemnified party shall advise the indemnifying party of all material facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party's sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (A) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (B) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and, in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing or conflicting interests between them.

            (ii) The indemnified party shall have the right to settle or compromise any claim or liability subject to indemnification under this Section, and to be indemnified from and against all Losses resulting therefrom, unless the indemnifying party, within twenty (20) calendar days after receiving notice of the claim or liability in accordance with (i) above notifies the indemnified party that it intends to defend against such claim or liability and undertakes such defense.

            (iii) Except as otherwise provided in (ii) above, an indemnifying party shall not be liable under this Section for any settlement effected, without its consent (which shall not be unreasonably withheld or delayed) of any claim or liability or proceeding for which indemnity may be sought hereunder. The indemnifying party may settle any claim without the consent of the indemnified party provided that such settlement or release does not require any payment, or impose any liability or obligation on, by the indemnified party or does not materially adversely affect the rights, duties or obligations of the indemnified party hereunder or otherwise.

          (d) The representations and warranties of the parties contained herein shall survive for one (1) year from the date hereof. The expiration of any representation or warranty or indemnification provided herein shall not affect any claim thereon made by the giving of written notice by a party to the other in the manner provided in subsection (c) above prior to the date of such expiration. All covenants and agreements of the parties contained herein shall survive indefinitely, except as otherwise provided herein.

     12.  PUBLIC ANNOUNCEMENTS.   The parties hereto agree to coordinate the
release of public information relating to this Agreement and, except as otherwise required by applicable law, rule or regulation, will not release any information without the prior written consent of the other party hereto.

     13. BROKERS AND FINDERS. Lender and NRC each represent and warrant to the other that it has dealt with no broker or finder in connection with this transaction. This representation shall survive the closing hereunder.

     14.  ASSIGNABILITY.   Neither this Agreement nor any rights, obligations or
claims hereunder may be assigned, except that upon prior written notice to NRC, Lender shall have the right to assign this Agreement and the rights, obligations and claims hereunder to Jean-Raymond Boulle, or to any entity controlled by Mr. Boulle, provided that Mr. Boulle thereafter continues to remain in control of such entity (the terms "controlled" and "control" shall have the meanings ascribed to them in Rule 12b-2 promulgated by the SEC under the 1934 Act). Any partial assignment of this Agreement and the rights, obligations and claims hereunder in conjunction with the transfer of some, but not all of the Conversion Shares, shall not affect NRC's obligation under Section 1 of EXHIBIT C hereto.

     15. GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of New York without regard to the conflicts-of-laws principles thereof. Each of the parties hereby irrevocably (a) submits to the exclusive jurisdiction of, and agrees that any action, suit or other proceeding at law, in equity or otherwise, shall only be brought in the Supreme Court, New York County, or Federal District Court for the Southern District of New York, for the purpose of any such suit, action or other proceeding arising out of or based upon this Agreement or the transactions contemplated hereby ("Action"); (b) waives, to the extent not prohibited by applicable law, rule or regulation, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that any such person is not subject personally to the jurisdiction of the aforementioned courts, that its property is exempt or immune from attachment or execution, that any such action brought in the aforementioned court is brought in an inconvenient forum, that the venue of any such action brought in the aforementioned court is improper, or that this Agreement, or the transactions contemplated hereby enforced in or by such court, and (c) consents to service of process in any such
Action by recognized international courier service.   Nothing herein shall
affect the right to serve process in any other manner permitted by law.

     16.  ENTIRE AGREEMENT.   This Agreement embodies the entire understanding
and agreement of the parties hereto in relation to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not herein set forth shall bind any party hereto. None of the terms and conditions of this Agreement may be changed, modified, waived or cancelled orally or otherwise except by a writing signed by the parties hereto, specifying such change, modification, waiver or cancellation. A waiver at any time of compliance with any of the terms and conditions of this Agreement shall not be considered a modification, cancellation or waiver of such terms and conditions of any preceding or succeeding breach thereof unless expressly so stated.

     17. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     18.  NOTICES.   Any notice or other communication required or desired to be given shall be in writing and shall be sent by facsimile with confirming copy by recognized international courier service. Each such notice shall be deemed given upon delivery by such courier service to the following respective addresses, which any party may change as to such party upon ten (10) days' notice to the other party:

          TO NRC:             8150 Washington Village Drive
                              Dayton, Ohio 45458
                              Facsimile No.: (513) 435-7285

          WITH A COPY TO:     Spitzer & Feldman P.C.
                              405 Park Avenue
                              New York, NY 10022-4405
                              Attn:  Kenneth Gliedman, Esq.
                              Facsimile No.:  (212) 838-7472

          TO LENDER:          Boulevard Royal 25B
                              L-2449
                              Luxembourg, Luxembourg
                              Attn: Ms. Martine Doyle
                              Facsimile No.: 011-352-222413

          WITH A COPY TO:     Coudert Brothers
                              1114 Avenue of the Americas
                              New York, NY 10036-7703

                              Attn:   James C. Colihan, Esq.
                              Facsimile No.: (212) 626-4120


     19. FURTHER ASSURANCES. At any time and from time to time after the execution and delivery hereof, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereunder.

     20. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement or portions thereof, shall not affect the other provisions or portions thereof, and this Agreement shall be construed in all respects as if any such invalid or unenforceable provisions or portions thereof were omitted.

     21. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

     22. HEADINGS. The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

     23. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              NORD RESOURCES CORPORATION

                              By:
                                 -----------------------------------------


                              MIL (INVESTMENTS) S.A.


                              By:
                                 -----------------------------------------
                                 Ekehart Kessel, Administrator


                              By:
                                 -----------------------------------------
                                 Edmond Van de Kleft, Administrator